Exhibit 99.1

News Release

Newell Brands Announces Appointment of Ravi Saligram as Chief Executive Officer

HOBOKEN, NJ – July 30, 2019 – Newell Brands (NASDAQ: NWL) today announced the appointment of Ravi Saligram as President and Chief Executive Officer, and a member of the Newell Brands Board of Directors, effective October 2, 2019.

Patrick Campbell, Chairman of the Board of Newell Brands, commented, “After a rigorous and wide-ranging selection process, the Board is delighted to welcome Ravi as the company’s next CEO. Ravi is an exceptional business leader and a proven chief executive officer with a track record of building diverse leadership teams while delivering high quality performance in complex multi-unit organizations. He has an impressive history of driving shareholder value during his prior CEO roles, and he has successfully executed multiple digital transformations during his career. He is noted for his leadership in consumer-facing and digital businesses and has lived and worked in multiple international environments. The Board welcomes Ravi to the role and looks forward to partnering with him and the broader leadership team to build Newell Brands into a leading next-generation consumer products company.”

“I am delighted to return to my roots in CPG and lead the Newell team to reestablish the organization as a premier, cutting edge consumer products company that is at the forefront of meeting evolving needs and lifestyles,” said Ravi Saligram. “I am confident that Newell, with its iconic brands and a compelling product portfolio, is ripe for building a strong growth platform that drives shareholder value through the creative intersection of design, innovation, e-commerce and efficiencies. I’m excited to partner with the leadership team as we galvanize employees to drive world-class execution, become digital-first and build a forward-looking, winning culture.”

Saligram comes to Newell Brands with an extensive background in consumer brands, omnichannel commerce and global operations, and a proven record of building a pipeline of best-in-class talent, with a focus on diversity and inclusion. He is currently Chief Executive Officer and a director of Ritchie Bros. Auctioneers Incorporated. Over the past five years, he successfully drove a significant strategic, operational and cultural transformation of that company to a multi-channel, digitally savvy, technology-enabled world leader in its field. Prior to that, Saligram served as Chief Executive Officer of OfficeMax Incorporated, where he drove innovation and evolved the company from an office products distributor to an omnichannel provider of workplace products, exiting the company after his successful championship of the merger of equals with Office Depot. From 2003 through 2010, Saligram served in executive management positions with ARAMARK Corporation, a global food services company, including President of ARAMARK International and Chief Globalization Officer and Executive Vice President. From 1994 through 2002, he served in various capacities for the InterContinental Hotels Group, a global hospitality company, including President of Brands and Franchise for North America; Chief Marketing Officer and Managing Director, Global Strategy; President, International; and President, Asia Pacific. Earlier in his career, Mr. Saligram held various general and brand management roles at S.C. Johnson & Son, Inc. both in the United States and overseas. He began his career at Leo Burnett Company. Mr. Saligram holds an MBA from the University of Michigan, Ann Arbor, and an electrical engineering degree from Bangalore University, India. He has served on the Board of Directors of Church & Dwight Co., Inc. since 2006.

Under his leadership, Ritchie Bros. was recognized as one of British Columbia’s Top Employers in 2018; OfficeMax was recognized by Ethisphere as one of the world’s most ethical companies, two years in a row; and S.C. Johnson Korea was named one of the three best foreign managed companies in Korea by KBS TV. In addition, in 2018 Saligram was named a CEO of the Year by Business in Vancouver, as well as the Best in Biz Executive of the Year.

221 River Street Hoboken, NJ 07030 +1 (201) 610-6600	NASDAQ: NWL www.newellbrands.com 1

News Release

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Marmot®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, and Yankee Candle®. For hundreds of millions of consumers, Newell Brands makes life better every day, where they live, learn, work and play.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Contacts:

Investors:

Nancy O’Donnell

SVP, Investor Relations and Communications

+1 (201) 610-6857

nancy.odonnell@newellco.com

Media:

Claire-Aude Staraci

Director, External Communications

+ (201) 610-6717

claireaude.staraci@newellco.com

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements based on management’s current views and assumptions including but not limited to the company’s ability drive successful growth and value creation. Actual results and events may differ materially from those described in the forward-looking statements above. For more information on the factors that could cause actual results to differ materially from those suggested in the forward-looking statements, please refer to the cautionary statements, Forward Looking Statements and Risk Factors set forth in Newell Brands’ Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

221 River Street Hoboken, NJ 07030 +1 (201) 610-6600	NASDAQ: NWL www.newellbrands.com 2